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SEC 1344
(7-2000)            Persons who  potentially are to respond to the collection of
Previous versions   information  contained  in this  form  are not  required  to
obsolete            respond  unless  the form  displays  a  currently  valid OMB control number.
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12b-25


                                                           OMB APPROVAL

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                                              OMB Number:              3235-0058
                                              Expires:          January 31, 2002
                                              Estimated average burden
                                              hours per response            2.50
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                                                   SEC FILE NUMBER  333-57468
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                                                    CUSIP NUMBER    58505L101

                                                                    58505L119
                                              ----------------------------------

                           NOTIFICATION OF LATE FILING


   For the Period Ended: September 30, 2001
                         ------------------

        FORM 10-K
------
        FORM 10-KSB
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        FORM 11-K
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        FORM 20-F
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        FORM 10-Q
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 X      FORM 10-QSB
------
        FORM N-SAR
------

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

   NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

   If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

   ====================================================================
   Part I - Registrant Information
   ====================================================================

   MedStrong International Corporation
   -----------------------------------
   Full Name of Registrant

   --------------------------------------------------------------------
   Former Name if Applicable

   500 Silver Spur Road, Suite 303
   --------------------------------------------------------------------
   Address of Principal Executive Office (Street and Number)

   Rancho Palos Verdes, CA 90274
   --------------------------------------------------------------------
   City, State and Zip Code

   PART II -- RULES 12b-25(b) AND (c)

   If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    X     (a) The reasons  described  in  reasonable  detail in Part III of this
   ---    form could not be eliminated without unreasonable effort or expense;
    X (b) The subject annual report, semi-annual report, transition report --- on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth
          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

   PART III -- NARRATIVE
   State below in reasonble detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

   Management is in the process of finalizing results of operatons, in consultation with the independent auditors, and needs additional time to complete the financial information required in the form 10-QSB.

    PART IV-- OTHER INFORMATION
    (1) Name and telephone number of person to contact in regard to this notification

     Jerry R. Farrar                (310)                       544-9900
     ---------------                -----                       --------
          (Name)                 (Area Code)               (Telephone Number)

   (2) Have all other periodic reports reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If
   answer is no, identify report(s).  X Yes    No
                                     ---    ---

   (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes No If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                       MedStrong International Corporation
                       -----------------------------------
                  (Name of Registrant as Specified in Charter)

   has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date November 14, 2001             By  /s/ Jerry Farrar
     -------------------                ----------------
                                            Jerry R. Farrar
                                            Chief Executive Officer
                                              and President